EXHIBIT 99


  Investor Release
  FOR IMMEDIATE RELEASE            FOR MORE INFORMATION CONTACT:
  10/19/98                         Investors:  Mary Healy, 630-623-6429
                                   Media:  Chuck Ebeling, 630-623-6150

                  McDONALD'S REPORTS DOUBLE DIGIT INCREASE
                      IN QUARTERLY NET INCOME PER SHARE

  OAK BROOK, IL -- McDonald's Corporation today announced strong global results for the quarter and nine months ended September 30, 1998.

  - Diluted net income per common share was 69 cents for the quarter, an increase of 10%; 13% in constant currencies.

  - Excluding the "Made For You" expenses, diluted net income per common share was 70 cents for the quarter, an increase of 11%; 14% in constant currencies.

  - Operating income for the quarter increased 11%; 13% in constant currencies.

  - U.S. operating income increased 15% for the quarter, or 19% excluding the "Made For You" expenses. Each international segment also reported double-digit constant currency operating income growth for the quarter.

  - The Company repurchased about $1.1 billion of stock during the nine months and announced a new $3.5 billion repurchase program.

  All information in constant currencies excludes the effect of foreign currency translation on reported results.

  Key highlights                    1998      1997   Increase/(Decrease)
                                    ----       ----  ---------------------
  Dollars in millions, except                             As  In Constant
  per common share data                             Reported  Currencies*
                                                    --------  -----------
  Quarters ended September 30
  Systemwide sales             $ 9,246.2 $ 8,799.7      5%             9%
  Total revenues                 3,215.0   3,006.0      7             10
  Operating income                 835.2     755.4     11             13
  Net income                       482.2     448.9      7             11
  Net income per common share -
    diluted                          .69       .63     10             13
  Nine months ended September 30
  Systemwide sales             $26,663.5 $25,107.9      6%            10%
  Total revenues                 9,200.7   8,456.2      9             13
  Operating income               2,124.7   2,113.1      1              4
  Operating Income (1)           2,284.7   2,113.1      8             12
  Net income                     1,201.6   1,231.6     (2)             1
  Net income (1)                 1,311.6   1,231.6      6             10
  Net income per common share -
    diluted                         1.71      1.71      -              4
  Net income per common share -
    diluted (1)                     1.86      1.71      9             12

  (1) Excluding the special charge recorded in second quarter 1998


  SUMMARY COMMENTARY
       Jack Greenberg, President and Chief Executive Officer said, "This has been a very strong quarter for our global business. Constant currency diluted net income per common share increased 13 percent in the quarter. This increase would have been 14 percent excluding the expenses related to the introduction of our 'Made For You' food preparation system.
       "The U.S. delivered an extremely strong performance. Positive comparable sales and lower selling, general and administrative expenses contributed to a 15 percent increase in operating income for the quarter. Owner/operator cash flow is up significantly year-to-date. We are committed to consistently satisfying our customers better than anyone else, every day, in every restaurant.
       "And we are also delighted with our performance outside the U.S.
  Our unique global infrastructure gives us an advantage in dealing with cyclical issues impacting the marketplace. We are confident that our strategies are working to solidify our market position around the world.
       "While we anticipate opening in excess of 2,000 restaurants this year, we expect net restaurant additions to be about 1,800. This reflects our decision to close nearly 200 low volume satellite restaurants, primarily in the U.S., and a more selective growth strategy in the five Southeast Asian countries hit hardest by the financial crisis.
       "During the quarter, we completed our $2 billion, three-year share repurchase program early and announced a new $3.5 billion program to be completed by year-end 2001. We believe that common share repurchase is an excellent means of providing shareholder value. We expect cash from operations to more than cover capital expenditures and produce increasing amounts of free cash flow. We are using this free cash flow together with our debt capacity to repurchase shares. We purchased 18.5 million shares of our stock for $1.1 billion in the first nine months of 1998.
  Of this, 4.6 million shares, or $280 million are part of our new $3.5 billion program."
       Jim Cantalupo, Vice Chairman McDonald's Corporation, Chairman and Chief Executive Officer - McDonald's International said, "We are extremely pleased with international results, especially in light of the strong dollar and economic issues throughout the world. McDonald's lessens exposure to the economic impact of currency fluctuations, where practical, by sourcing locally, financing expansion with local currency debt and hedging cash flows. Additionally, our family of suppliers and local management teams create and adapt strategies to manage through difficult cyclical situations. By staying the course, we are able to quickly capitalize on opportunities when economies strengthen.
       "McDonald's International delivered solid operating income growth for the quarter, primarily due to a $73 million or 13 percent constant currency increase in combined restaurant operating margin dollars. For the nine months, these margins increased $227 million or 14 percent on a constant currency basis, driven principally by Europe.
       "Sales continue to be strong in all segments of the world. In Asia/Pacific, constant currency sales were up over 14 percent for the quarter. In Europe and Latin America, constant currency sales increased
  13 and 18 percent, respectively, for the quarter. On a year-to-date basis, all international segments had double digit constant currency sales increases.
       "The fundamentals of our business outside the U.S. remain strong. McDonald's is the value leader in virtually every market and customer demand for the McDonald's experience remains strong, as evidenced by the successful opening of our 114th country, Sri Lanka, last week."
       Alan Feldman, President - McDonald's U.S.A. said, " We are extremely pleased with the momentum of the U.S. business. The changes and strategic initiatives begun last year are working, and along with local market initiatives and everyday value, resulted in another outstanding quarter.
       "Last month we celebrated the 30th anniversary of the Big Mac with a highly successful promotion. We are also excited about our most recent commercials featuring Mark McGwire and Sammy Sosa on the heels of their historic home run chase.
       "An important strategic initiative in the U.S. is our new 'Made For You' food preparation system, which we expect will be installed in all of our U.S. restaurants by year-end 1999. Experience shows that 'Made For You' provides customers with hotter, fresher food, increases menu flexibility and reduces restaurant operating costs. We currently have more than 1,200 restaurants on or transitioning to the 'Made For You' system in the U.S. We are pleased that our owner/operators are embracing the system. By the end of this year, we expect that most of our owner/operators will be scheduled for conversion to 'Made For You' and therefore, we expect to make a significant amount of incentive payments to owner/operators during the fourth quarter. I am excited about the long-term opportunities created for the U.S. business by 'Made For You' and through our continued focus on Quality, Service, Cleanliness and Value."

  CONSOLIDATED OPERATING RESULTS
  Net income and diluted net income per common share increased seven and ten percent for the quarter, respectively, while for the nine months, net income decreased two percent and diluted net income per common share was flat. Excluding costs associated with "Made For You" and the second quarter 1998 special charge, net income and diluted net income per common share increased nine and 11 percent for the quarter, and seven and ten percent for the nine months, respectively.
       Changing foreign currencies significantly reduced reported results. Excluding the foreign currency translation effect, "Made For You" costs and the second quarter 1998 special charge, net income would have increased 13 percent for the quarter and 11 percent for the nine months; diluted net income per common share would have increased 14 percent for the quarter and 13 percent for the nine months.
       The spreads between the percent change in diluted net income per common share compared with net income was a result of fewer shares outstanding and the absence of preferred dividends in 1998, due to the retirement of our remaining Series E Preferred Stock in December 1997.
       During the third quarter, McDonald's repurchased about $600 million of the Company's common stock, bringing total share repurchases for the nine months to approximately $1.1 billion. Of the amount repurchased in the third quarter, about $320 million completed the $2.0 billion repurchase program begun in 1996 and $280 million related to the new $3.5 billion repurchase program.
       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.
       On a global basis, the increases in sales and revenues were due to expansion and positive comparable sales trends, offset in part by weaker foreign currencies.
       Revenues increased at a faster rate than sales for the quarter and the nine months. This was primarily due to the weakening Japanese Yen, which had a greater negative effect on sales than revenues due to our affiliate structure in Japan, and the higher growth rate in Company-operated versus franchised restaurants.

  Systemwide sales
  Dollars in millions             1998      1997   Increase/(Decrease)
                                  ----       ---- ---------------------
                                                        As In Constant
                                                  Reported Currencies*
                                                  --------  -----------
  Quarters ended September 30
  U.S.                       $ 4,600.9 $ 4,441.9        4%        n/a
  Europe                       2,349.4   2,039.3       15          13%
  Asia/Pacific                 1,416.0   1,490.6       (5)         14
  Latin America                  445.8     397.0       12          18
  Other                          434.1     430.9        1           9
                             ---------  ---------      ---        ----
    Total Systemwide sales   $ 9,246.2 $ 8,799.7        5%          9%
                             =========  =========      ===        ====
  Nine months ended September 30
  U.S.                       $13,639.7 $12,851.2        6%        n/a
  Europe                       6,481.4   5,764.5       12          15%
  Asia/Pacific                 4,046.9   4,246.8       (5)         12
  Latin America                1,276.6   1,080.5       18          24
  Other                        1,218.9   1,164.9        5          11
                             ---------  ---------      ---        ----
    Total Systemwide sales   $26,663.5 $25,107.9        6%         10%
                             =========  =========      ===        ====

  * Excluding the effect of foreign currency translation on reported results
  n/a  Not applicable

       U.S. sales increased due to positive comparable sales trends and restaurant expansion in both periods. Successful Monopoly, Teenie Beanie Baby and Big Mac promotions, combined with local market initiatives contributed to the sales increases.
       In Europe, the constant currency sales increase was driven by expansion and positive comparable sales trends in both periods. England, France, Germany, Italy and Spain were the primary contributors to the strong sales performance for both periods.
       In Asia/Pacific, the constant currency sales increase in both periods was due to expansion, partly offset by negative comparable sales. Japan was the primary contributor to the increases in both periods, despite its weak economy. Difficult economic conditions in Southeast Asia continue to negatively impact consumer spending.
       In Latin America, the constant currency sales increase for the quarter was driven primarily by expansion and for the nine months, by expansion and positive comparable sales. The increases were driven by strong performances in Argentina, Brazil, Mexico and Venezuela for both periods.


  Consolidated operating margins     Quarters ended      Nine months ended
                                      September 30         September 30
                                     ---------------     -----------------
                                     1998       1997      1998      1997
                                     ----       ----      ----      ----
  Dollars in millions
  Company-operated               $  437.5   $  402.4  $1,215.1  $1,102.5
  Franchised                        737.3      693.6   2,113.7   1,977.1
                                 --------   --------  --------  --------
     Combined operating margins  $1,174.8   $1,096.0  $3,328.8  $3,079.6
  Percent of sales/revenues
  Company-operated                   19.0%      18.6%     18.4%     18.3%
  Franchised                         81.1       81.8      81.0      81.3


       Company-operated margins as a percent of sales increased for the quarter and the nine months. Food & paper costs decreased as a percent of sales for both periods while occupancy & other operating expenses increased. Payroll costs as a percent of sales increased for the quarter and were flat for the nine months.
       As a percent of sales, U.S. Company-operated margins increased for the quarter and the nine months, reflecting lower food & paper costs and higher payroll costs as a percent of sales. Occupancy & other operating expenses increased for the quarter and decreased for the nine months, as a percent of sales.
       Outside the U.S., the improvement in Company-operated margins as a percent of sales in Europe and Canada was offset by lower margins in Latin America and Asia/Pacific. Overall, Company-operated margins outside the U.S. reflected higher occupancy & other operating expenses and lower food & paper costs as a percent of sales. Payroll costs as a percent of sales increased for the quarter and were flat for the nine months.
       Franchised margin dollars comprised more than 60 percent of the combined operating margins, the same as in the prior year. While franchised margins as a percent of applicable revenues decreased for both periods, franchised margin dollars increased six percent for the quarter and seven percent for the nine months.
       As a percent of revenues, U.S. franchised margins decreased for the quarter and were flat for the nine months, reflecting higher occupancy costs, including rent expense, driven by an increase in the number of leased sites. Both higher occupancy costs and the consolidation of several affiliate markets negatively affected franchised margins outside the U.S.
       Selling, general & administrative expenses decreased for the quarter and increased slightly for the nine months. In the U.S., selling, general and administrative expenses decreased for both periods primarily due to lower advertising costs. Outside the U.S., selling, general and administrative expenses increased for both periods, primarily driven by spending to support restaurant development and the consolidation of several affiliate markets. As a result of the home office productivity initiative announced earlier this year, the Company expects to save about $100 million of selling, general and administrative expenses per year, beginning in 2000, with about two-thirds of the savings expected to be realized in 1999.

  Other operating (income) expense-net    Quarters ended Nine months ended
                                           September 30     September 30
                                          --------------  -----------------
  Dollars in millions                     1998     1997     1998    1997
                                          ----      ----    ----     ----
  Gains on sales of restaurant
    businesses                          $(10.5)  $ (9.5)  $(32.5) $(37.1)
  Equity in earnings of unconsolidated
    affiliates                           (31.5)   (26.3)   (65.9)  (59.5)
  Other (income) expense                  12.5      0.9     60.5     6.4
    Other operating (income) expense-   -------  -------  ------- -------
      net                               $(29.5)  $(34.9)  $(37.9) $(90.2)
  Special charge                           -        -     $160.0     -
  ``Made For You'' expenses             $ 10.6      -     $ 15.6     -

       Other operating (income) expense-net consists of transactions related to franchising and the food service business. Other expenses increased reflecting higher provisions for property dispositions. The special charge recorded in the second quarter 1998 related to the Company's home office productivity initiative and was primarily comprised of costs associated with employee severance and with the consolidation of office facilities. The "Made For You" expenses included incentive payments made to owner/operators as well as accelerated depreciation on equipment to be replaced in Company-operated restaurants. The Company expects the total expenses related to the implementation of "Made For You" to be approximately $190 million, the remainder of which will be incurred by the end of 1999. Substantially all of this amount relates to incentive payments to be paid to owner/operators.

  Operating income
  Dollars in millions                 1998    1997   Increase/(Decrease)
                                      ----     ---- ----------------------
                                                          As   In Constant
                                                    Reported   Currencies*
                                                    ---------  -----------
  Quarters ended September 30
  U.S.                            $  361.6  $  313.4        15%        n/a
  Europe                             310.6     274.6        13          12%
  Asia/Pacific                       101.1     105.9        (5)         13
  Latin America                       47.4      45.7         4          10
  Other                               36.4      34.4         6          14
  Corporate SG&A                     (21.9)    (18.6)       18         n/a
                                  --------    ------        --         ---
     Total operating income       $  835.2  $  755.4        11%         13%
  Nine months ended September 30  ========  ========        ==         ===
  U.S. excluding special
    charge(1)                     $1,033.4  $  924.8        12%        n/a
  Europe                             823.2     736.3        12          14%
  Asia/Pacific                       260.1     287.2        (9)          6
  Latin America                      127.1     117.4         8          15
  Other                               95.0      92.6         3           9
  Corporate SG&A                     (54.1)    (45.2)       20         n/a
                                  --------    ------        --         ---
     Total operating income
     excluding special charge(1)  $2,284.7  $2,113.1         8%         12%
                                  ========  ========        ==         ===

  * Excluding the effect of foreign currency translation on reported results
  (1) Excluding the $160 million pre-tax special charge recorded in second quarter 1998
  n/a Not applicable

       Consolidated operating income increased $80 million or 11 percent for the quarter and $12 million or one percent for the nine months. Excluding the second quarter 1998 special charge, consolidated operating income increased $172 million or eight percent for the nine months. For both periods, consolidated operating income reflected higher combined operating margin dollars, lower other operating income and the "Made For You" expenses. Selling, general & administrative expenses decreased for the quarter and increased slightly for the nine months.
       Constant currency consolidated operating income increased $100 million or 13 percent for the quarter and $248 million or 12 percent for the nine months, excluding the second quarter special charge.
       U.S. operating income increased $48 million or 15 percent for the quarter and $109 million or 12 percent for the nine months, excluding the second quarter special charge. The increases were driven by higher combined operating margin dollars and lower selling, general & administrative expenses. Lower other operating income and the "Made For You" expenses reduced the rate of increase. Including the second quarter special charge, U.S. operating income decreased $51 million or six percent for the nine months.
       In each of the segments outside the U.S., the increases in operating income for both periods were primarily driven by higher combined operating margin dollars, partially offset by increased selling, general & administrative expenses. Lower other operating income, primarily in Europe, reduced the rate of increase.
       Results outside the U.S. were negatively affected by the strong U.S. dollar. However, certain European currencies, principally the Deutsche Mark and French Franc, recently strengthened, partially reducing the negative impact. In addition, economic difficulties, primarily in Russia and Southeast Asia, negatively affected results, and the Company expects this to continue during the remainder of the year.
       Higher interest expense reflected higher debt levels, offset in part by slightly lower average interest rates and weaker foreign currencies.
       Nonoperating (income) expense-net for the quarter and for the nine months reflected translation losses in 1998 compared with translation gains in 1997, as well as lower charges for minority interests.
       The effective income tax rate was 32.8 percent for the quarter and
  32.9 percent for the nine months of 1998 compared with 31.9 percent for the third quarter and 32.3 percent for the nine months of 1997.

  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS
  While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.
       The Australian Dollar, Canadian Dollar and Japanese Yen, as well as the significantly weakened Southeast Asian currencies, were the primary foreign currencies that negatively affected reported results for the quarter and the nine months. For the quarter, the Deutsche Mark and French Franc had a positive impact on reported results, however, the Deutsche Mark negatively impacted results for the nine months.
       The following tables present 1998 results translated at 1997 rates compared with reported results.

  Effect of foreign currency translation on worldwide results excluding special charge

  Dollars in millions, except                               Increase
  per common share data                               --------------------
                              As  In Constant               As  In Consent
                        Reported  Currencies* Change  Reported Currencies*
                        --------  ----------- ------  -------- -----------
  Quarter ended September 30, 1998
  Systemwide sales     $ 9,246.2  $ 9,556.0   $ 309.8      5%          9%
  Total revenues         3,215.0    3,303.8      88.8      7          10
  Operating income         835.2      855.2      20.0     11          13
  Net income               482.2      500.1      17.9      7          11
  Net income per common
    share - diluted          .69        .71       .02     10          13
  Nine months ended September 30, 1998
  Systemwide sales     $26,663.5  $27,675.4  $1,011.9      6%         10%
  Total revenues         9,200.7    9,540.2     339.5      9          13
  Operating income(1)    2,284.7    2,360.8      76.1      8          12
  Net income(1)          1,311.6    1,353.4      41.8      6          10
  Net income per common
    share - diluted(1)      1.86       1.92       .06      9          12

  * Excluding the effect of foreign currency translation on reported results
  (1)Excluding the $160 million pre-tax special charge recorded in second quarter 1998 ($110 million after-tax or $0.15 per diluted share)


  Effect of foreign currency translation on worldwide results excluding ``Made For You'' expenses and special charge

  Dollars in millions, except                               Increase
  per common share data                               --------------------
                              As  In Constant               As  In Consent
                        Reported  Currencies* Change  Reported Currencies*
                        --------  ----------- ------  -------- -----------
  Quarter ended September 30, 1998(1)
  Operating income      $  845.8   $  865.8     $20.0     12%         15%
  Net income               489.3      507.2      17.9      9          13
  Net income per common
    share - diluted          .70        .72       .02     11          14
  Nine months ended September 30, 1998(2)
  Operating income      $2,300.3   $2,376.4     $76.1      9%         12%
  Net income             1,322.1    1,363.9      41.8      7          11
  Net income per common
    share - diluted         1.88       1.94       .06     10          13

  * Excluding the effect of foreign currency translation on reported results
  (1) Excluding "Made For You" expenses of $10.6 million for the quarter ($7.1 million after-tax or $0.01 per diluted share), which included incentive payments made to owner/operators as well as accelerated depreciation on equipment to be replaced in Company-operated restaurants
  (2) Excluding the $160 million pre-tax special charge recorded in second quarter 1998 and $15.6 million of "Made For You" expenses, for a pre-tax total of $175.6 million ($120.5 million after-tax or $0.17 per diluted share)


  FORWARD-LOOKING STATEMENTS
  Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the success of operating initiatives and advertising and promotional efforts and changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.

                           McDONALD'S CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions, except per common share data

  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended September 30,    1998        1997          $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES            $9,246.2    $8,799.7      446.5       5
  Revenues
  Sales by Company-operated
   restaurants                $2,305.7    $2,158.5      147.2       7
  Revenues from franchised
   and affiliated restaurants    909.3       847.5       61.8       7

  TOTAL REVENUES               3,215.0     3,006.0      209.0       7

  Operating costs and expenses
  Company-operated
   restaurants                 1,868.2     1,756.1      112.1       6
  Franchised restaurants
   --occupancy costs             172.0       153.9       18.1      12
  Selling, general &
   administrative expenses       358.5       375.5      (17.0)     (5)
  "Made For You" expenses         10.6          -        10.6     n/m
  Other operating (income)
   expense--net                  (29.5)      (34.9)       5.4     n/m

       Total operating costs
        and expenses           2,379.8     2,250.6      129.2       6

  OPERATING INCOME               835.2       755.4       79.8      11

  Interest expense               102.8        94.1        8.7       9
  Nonoperating (income)
   expense--net                   15.1         2.2       12.9     n/m

  Income before provision
   for income taxes              717.3       659.1       58.2       9

  Provision for income taxes     235.1       210.2       24.9      12

  NET INCOME                  $  482.2    $  448.9       33.3       7

  NET INCOME PER
   COMMON SHARE (1)           $    .71    $    .64       0.07      11

  NET INCOME PER
   COMMON SHARE--DILUTED (1)  $    .69    $    .63       0.06      10


  Weighted average common
   shares outstanding            681.1       688.5

  Weighted average common
   shares outstanding--diluted   702.3       704.4

  (1) Computed using net income reduced by preferred stock dividends of $6.9 million for third quarter 1997. These preferred shares were redeemed in December 1997.
  n/m  Not meaningful

                           McDONALD'S CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions, except per common share data
  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Nine months ended September 30, 1998        1997          $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES           $26,663.5   $25,107.9    1,555.6       6
  Revenues
  Sales by Company-operated
   restaurants               $ 6,590.4   $ 6,025.8      564.6       9
  Revenues from franchised
   and affiliated restaurants  2,610.3     2,430.4      179.9       7

  TOTAL REVENUES               9,200.7     8,456.2      744.5       9

  Operating costs and expenses
  Company-operated
   restaurants                 5,375.3     4,923.3      452.0       9
  Franchised restaurants
   --occupancy costs             496.6       453.3       43.3      10
  Selling, general &
   administrative expenses     1,066.4     1,056.7        9.7       1
  Special charge (1)             160.0         -        160.0     n/m
  "Made For You" expenses         15.6         -         15.6     n/m
  Other operating (income)
   expense--net                  (37.9)      (90.2)      52.3     n/m
       Total operating costs
        and expenses           7,076.0     6,343.1      732.9      12

  OPERATING INCOME             2,124.7     2,113.1       11.6       1

  Interest expense               312.0       270.3       41.7      15

  Nonoperating (income)
   expense--net                   21.4        24.9       (3.5)    n/m

  Income before provision
   for income taxes            1,791.3     1,817.9      (26.6)     (1)

  Provision for income taxes     589.7       586.3        3.4       1

  NET INCOME                 $ 1,201.6   $ 1,231.6      (30.0)     (2)

  NET INCOME PER
   COMMON SHARE (2)          $    1.76   $    1.76          -       -

  NET INCOME PER
   COMMON SHARE--DILUTED (2) $    1.71   $    1.71          -       -

  Weighted average common
   shares outstanding            684.5       689.9

  Weighted average common
   shares outstanding--diluted   704.2       706.3

  (1) The $160 million pre-tax special charge ($110 million after tax or $0.15 per diluted share) related to the home office productivity initiative was recorded in second quarter 1998.
  (2) Computed using net income reduced by preferred stock dividends of $20.7 million for nine months 1997. These preferred shares were redeemed in December 1997.
  n/m  Not meaningful

                MCDONALD'S CORPORATION FINANCIAL INFORMATION

  Dollars in millions
  -------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended September 30,    1998        1997          $       %
  -------------------------------------------------------------------
  SYSTEMWIDE SALES
  By Type
  Operated by franchisees     $5,740.3    $5,430.8      309.5       6
  Operated by the Company      2,305.8     2,158.5      147.3       7
  Operated by affiliates       1,200.1     1,210.4      (10.3)     (1)
                              $9,246.2    $8,799.7      446.5       5

  TOTAL REVENUES
  By Segment
  U.S.                        $1,240.9    $1,191.6       49.3       4
  Europe                       1,165.1     1,024.5      140.6      14
  Asia/Pacific                   434.2       428.6        5.6       1
  Latin America                  203.7       184.5       19.2      10
  Other                          171.1       176.8       (5.7)     (3)
                              $3,215.0    $3,006.0      209.0       7


  -------------------------------------------------------------------
                                                            Inc/(Dec)
  Nine months ended September 30, 1998        1997          $       %
  -------------------------------------------------------------------
  SYSTEMWIDE SALES
  By Type
  Operated by franchisees    $16,602.0   $15,592.7    1,009.3       6
  Operated by the Company      6,590.5     6,025.8      564.7       9
  Operated by affiliates       3,471.0     3,489.4      (18.4)     (1)
                             $26,663.5   $25,107.9    1,555.6       6

  TOTAL REVENUES
  By Segment
  U.S.                       $ 3,659.7   $ 3,453.7      206.0       6
  Europe                       3,253.3     2,873.3      380.0      13
  Asia/Pacific                 1,209.1     1,139.8       69.3       6
  Latin America                  593.4       504.1       89.3      18
  Other                          485.2       485.3       (0.1)      -
                             $ 9,200.7   $ 8,456.2      744.5       9

                MCDONALD'S CORPORATION FINANCIAL INFORMATION

  RESTAURANT MARGINS
  --------------------------------------------------------------------
          Quarters ended September 30  Nine months ended September 30
                      1998       1997                1998        1997
  --------------------------------------------------------------------
  Company-operated
  U.S.                17.5%      15.9%               17.7%       16.6%
  Outside the U.S.    19.6%      19.9%               18.8%       19.2%

  Franchised
  U.S.                80.9%      81.6%               81.2%       81.2%
  Outside the U.S.    81.3%      82.2%               80.6%       81.6%


  PERCENT CONTRIBUTION TO
  CONSOLIDATED MARGINS
  --------------------------------------------------------------------
          Quarters ended September 30  Nine months ended September 30
                      1998       1997                1998        1997
  --------------------------------------------------------------------
  Company-operated
  U.S.                  29         27                  31          30
  Outside the U.S.      71         73                  69          70
                       100        100                 100         100

  Franchised
  U.S.                  57         59                  59          58
  Outside the U.S.      43         41                  41          42
                       100        100                 100         100

                MCDONALD'S CORPORATION RESTAURANT INFORMATION

  -------------------------------------------------------------------
  At September 30,                1998        1997    Increase
  -------------------------------------------------------------------
  By Type
  Operated by franchisees       14,932      13,909       1,023
  Operated by the Company        5,350       4,782         568
  Operated by affiliates         3,847       3,555         292
     Systemwide restaurants     24,129      22,246       1,883

  By Segment
  U.S.                          12,424      12,249         175
  Europe
     Germany                       894         802          92
     England                       797         702          95
     France                        692         613          79
     Italy                         182         161          21
     Netherlands                   179         165          14
     Sweden                        171         145          26
     Spain                         168         133          35
     Other                       1,117         926         191
     Total Europe                4,200       3,647         553
  Asia/Pacific
     Japan                       2,679       2,241         438
     Australia                     662         633          29
     Taiwan                        284         218          66
     China                         213         160          53
     Philippines                   183         130          53
     Other                         845         733         112
     Total Asia/Pacific          4,866       4,115         751
  Latin America
     Brazil                        568         404         164
     Argentina                     155         114          41
     Other                         534         441          93
     Total Latin America         1,257         959         298
  Other
     Canada                      1,063       1,030          33
     Other                         319         246          73
     Total Other                 1,382       1,276         106
     Systemwide restaurants     24,129      22,246       1,883

  Countries                        113         104


  --------------------------------------------------
  Quarters ended September 30,    1998        1997
  --------------------------------------------------
  Additions
  U.S.                              18          71
  Europe                           124         175
  Asia/Pacific                     142         179
  Latin America                     97          37
  Other                             22           1
     Systemwide additions          403         463


  --------------------------------------------------
  Nine months ended September 30, 1998        1997
  --------------------------------------------------
  Additions
  U.S.                              44         155
  Europe                           314         364
  Asia/Pacific                     410         482
  Latin America                    166         122
  Other                             63         101
     Systemwide additions          997       1,224

          MCDONALD'S CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION

  Dollars in millions
  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended September 30,   1998          1997         $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES
  US
  Operated by franchisees    $3,587.1      $3,448.6     138.5       4
  Operated by the Company       719.8         692.8      27.0       4
  Operated by affiliates        294.0         300.5      (6.5)     (2)
                              4,600.9       4,441.9     159.0       4

  Outside the US
  Operated by franchisees     2,153.3       1,982.2     171.1       9
  Operated by the Company     1,586.0       1,465.7     120.3       8
  Operated by affiliates        906.0         909.9      (3.9)      -
                              4,645.3       4,357.8     287.5       7
                             $9,246.2      $8,799.7     446.5       5

  Systemwide
  Operated by franchisees    $5,740.3      $5,430.8     309.5       6
  Operated by the Company     2,305.8       2,158.5     147.3       7
  Operated by affiliates      1,200.1       1,210.4     (10.3)     (1)
                             $9,246.2      $8,799.7     446.5       5


  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Nine months ended September 30, 1998         1997         $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES
  US
  Operated by franchisees    $10,608.6    $ 9,965.0     643.6       6
  Operated by the Company      2,132.1      2,029.4     102.7       5
  Operated by affiliates         899.0        856.8      42.2       5
                              13,639.7     12,851.2     788.5       6

  Outside the US
  Operated by franchisees      5,993.4      5,627.7     365.7       6
  Operated by the Company      4,458.4      3,996.4     462.0      12
  Operated by affiliates       2,572.0      2,632.6     (60.6)     (2)
                              13,023.8     12,256.7     767.1       6
                             $26,663.5    $25,107.9   1,555.6       6

  Systemwide
  Operated by franchisees    $16,602.0    $15,592.7   1,009.3       6
  Operated by the Company      6,590.5      6,025.8     564.7       9
  Operated by affiliates       3,471.0      3,489.4     (18.4)      -
                             $26,663.5    $25,107.9   1,555.6       6


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